Exhibit 10.17

EMPLOYMENT AGREEMENT
By and Between
GRUBB & ELLIS COMPANY
and
ROBERT Z. SLAUGHTER

Effective as of April 17, 2006

i

EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT (this “Agreement”) executed on March 20, 2006 and effective as of April 17, 2006 (the “Effective Date”), by and between GRUBB & ELLIS COMPANY, a Delaware corporation having an address at 2215 Sanders Road, Suite 400, Northbrook, IL 60062 (the “Company”), and ROBERT Z. SLAUGHTER (“Executive”).
W I T N E S S E T H:
     WHEREAS, the Company desires to employ Executive and Executive desires to provide his exclusive services to the Company in connection with the Company’s business; and
     WHEREAS, both parties desire to clarify and specify the rights and obligations which each have with respect to the other in connection with Executive’s employment.
     NOW, THEREFORE, in consideration of the agreements and covenants herein set forth, the parties hereby agree as follows:
     1. Employment
     The Company hereby employs Executive as its General Counsel, and Executive hereby accepts such exclusive employment and agrees to render Executive’s exclusive services as an employee of the Company, all subject to and on the terms and conditions herein set forth.
     2. Duties and Responsibilities of Executive
     Executive shall be exclusively employed as the Company’s General Counsel, and Executive agrees to provide Executive’s exclusive services to the Company, subject to the other provisions of this Section 2. Executive’s responsibilities and duties shall be commensurate with those of a similarly situated executive officer of an entity engaged in the business engaged, or proposed to be engaged in, by the Company. In the performance of his duties, Executive shall report to the Chief Executive Officer of the Company or to the Company’s Board of Directors (the “Board”). Executive shall use his best efforts to maintain and enhance the business and reputation of the Company and shall perform such other duties commensurate with Executive’s position as may, from time to time, be designated to Executive by the Chief Executive Officer of the Company, or by the Board. Executive shall be available to travel as the reasonable needs of the Company shall require. Executive’s principal place of employment shall be the Chicago, Illinois metropolitan area. Nothing contained in this Section 2 shall limit Executive’s right to engage in charitable activities provided the same do not materially effect the performance of Executive’s responsibilities hereunder.
     3. Compensation
     (a) In consideration for Executive’s services to be performed under this Agreement and as compensation therefor, Executive shall receive, in addition to all other benefits provided for in this Agreement, a base salary (the “Base Salary”) at a rate of Two Hundred and

Fifty Thousand Dollars ($250,000) per annum. All payments of Base Salary shall be subject to all applicable withholdings and deductions, and shall be payable in accordance with the Company’s customary payroll practices. The Base Salary shall be subject to annual review by the Compensation Committee of the Board (the “Compensation Committee”) and, pursuant to such annual review, the Base Salary, as then currently in effect, may be increased, but not decreased, at the discretion of the Compensation Committee, or by such other executive officer of the Company as may be designated by the Compensation Committee.
     (b) In addition to the Base Salary, Executive shall be eligible to receive annual bonus compensation (“Bonus Compensation”) based upon a bonus plan and formula to be established each year during the Term hereof (as defined in Section 5 below) by the Compensation Committee. The Bonus Compensation plan to be established each year by the Compensation Committee shall be designed to take into account both the performance of the Executive and the Company. The Bonus Compensation plan for Executive shall provide for a target annual bonus of at least fifty percent (50%) of Base Salary, upon such terms and conditions as determined from time to time by the Compensation Committee of the Board. All Bonus Compensation shall be payable in accordance with the procedures established from time to time by the Compensation Committee, subject to all applicable withholding and deductions, and in accordance with the Company’s customary payroll and bonus payment practices.
     (c) Executive shall be entitled to participate in the Company’s performance-based Long Term Incentive Plan (the “Incentive Plan”) in an amount equal to up to sixty-five percent (65)% of Executive’s Base Salary, and such participation shall be with respect to the Company’s Incentive Plan commencing as of January 1, 2005, and with respect to any performance period commencing in such calendar year or thereafter, provided that Executive’s participation in such Incentive Plan (and his compensation in respect thereof) shall only be for the actual time periods during which Executive was actually employed by the Company. All compensation payable pursuant to the Incentive Plan shall be payable in accordance with the procedures established from time to time by the Compensation Committee, subject to applicable withholdings and deductions, and in accordance with the Company’s customary payroll and bonus payment practices.
     (d) On the Effective Date, pursuant to the Company’s 2000 Stock Option Plan (referred to herein as the “ Option Plan”), the Company, subject to the approval of the Board to be obtained simultaneously upon the entering into of this Agreement (by a duly held meeting or unanimous written consent in lieu thereof), shall grant to Executive a non-qualified stock option (the “Option” or “Options”) to purchase an aggregate of up to twenty-five thousand (25,000) shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), at a per share exercise price equal to the last reported price of the Company’s Common Stock on the over the counter bulletin board market at the close of the trading day immediately preceding the Effective Date. The Options shall vest as follows: Options to purchase up to 8,333 shares of Common Stock shall become exercisable on the last business day before the one (1) year anniversary of the Effective Date; Options to purchase up to an additional 8,333 shares of Common Stock shall become exercisable on the last business day before the two (2) year anniversary of the Effective Date; and, Options to purchase up to an additional 8,334 shares of Common Stock shall become exercisable on the last business day before the three (3) year anniversary of the Effective Date. The Options shall have such other terms and conditions as shall be set forth in the Company’s standard form of Option agreement in the form annexed hereto as Exhibit I (the “Option Agreement”) to be entered into between the Company and the Executive, which shall also reflect the terms set forth herein. The Option Agreement shall, among other things, have a ten year term and automatic acceleration of the vesting of all unvested Options upon a “Change in Control” (as that term is defined in Section 8(f) below) that occurs at any time during the Term hereof. In the event that Executive’s employment is terminated upon his death or incapacity (as that term is defined in Section 8(b) below), terminated by the Company without “Cause” (as that term is defined in Section 8(a) below) or terminated by Executive for “Good Reason” (as that term is defined in Section 8(e) below), all of the Options shall continue to vest in accordance with the vesting schedule in the Option Agreement, as set forth in this Section 3(d), provided that the general release set forth in Section 8 has not theretofore been revoked or breached by Executive. Accordingly, notwithstanding anything contained herein to the contrary, in the event that (i) the Agreement is in full force and effect, or (ii) Executive’s employment is terminated (A) as a result of Executive’s incapacity, (B) as a result of Executive’s death, or (C) by the Company without Cause in accordance with Section 8(d) below, or (D) by the Executive for Good Reason in accordance with Section 8(e) below, all of the Options shall continue to vest in accordance with the vesting schedule in the Option Agreement, provided that the general release set forth in Section 8 has not therefore been revoked or breached by Executive. As used herein, the term “business day” shall mean any date when commercial banking institutions in the City of Chicago in the State of Illinois are open to accept deposits other than a Saturday or Sunday. Executive shall have the right to receive the Options, subject to the terms of this Agreement and the Option Agreement, upon the full execution and delivery of this Agreement by the parties. The provisions of this Section 3(d) shall survive the termination of this Agreement and the execution and delivery by the Executive of the release in the form annexed hereto as Exhibit A (the “Release”).
     (e) The Company shall pay to Executive a one-time cash bonus (the “Sign-on Bonus”) of twenty-five thousand ($25,000) Dollars, less withholdings, on the next regular payroll cycle following the Effective Date; provided however that in the event that at any time prior to the one (1) year anniversary of the Effective Date, Executive is no longer employed by the Company as a result of the termination of the Agreement by the Executive pursuant to Section 8(g) hereof, or by the Company pursuant to Section 8(a) hereof, within thirty (30) days after either such termination the Executive shall repay the Company the applicable pro-rata portion of the Sign-on Bonus. The provisions of this Section 3(e) shall survive the termination of this Agreement.
     4. Benefits
     (a) In addition to the Base Salary and the Bonus Compensation, and participation in the Incentive Plan and the Option Plan, all as provided for in Section 3 hereof, Executive shall be entitled to an aggregate of three (3) weeks of vacation per year, which shall accrue on a monthly basis. In addition, Executive shall be entitled to participate in or receive benefits equivalent to any employee benefit plan or other arrangement, including but not limited to any medical, dental, vision, retirement, disability and life insurance, generally made available by the Company to similar executives, subject to or on a basis consistent with the terms, conditions and overall administration of such plans or arrangements; provided, that such plans and arrangements are made available at the absolute and sole discretion of the Company and nothing in this Agreement establishes any right of the Executive to the availability or continuance of any such plan or arrangement.
     (b) Executive shall be entitled to reimbursement for all reasonable travel, entertainment and other reasonable expenses incurred in connection with the Company’s business, provided that such expenses are (i) pre-approved by the Company if not in accordance with the Company’s policies, and (ii) adequately documented and vouchered in accordance with the Company’s policies.
     5. Term of Employment
     The term of Executive’s employment hereunder shall commence on the Effective Date and shall terminate on the date immediately preceding the three (3) year anniversary thereof, or such earlier time in accordance with Section 8 hereof (the “Term”). The Term may be extended beyond the period provided for in the immediately preceding sentence upon the mutual written agreement of the parties hereto.
     6. Confidentiality
     (a) Executive agrees and covenants that, at any time during which Executive is employed by the Company (which, for purpose of this Section 6 shall include the Company’s subsidiaries and affiliates) or thereafter, Executive will not (without first obtaining the express permission of the Company) (i) divulge to any individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof (“Person”), or use (either by Executive or in connection with any business), any “Confidential Information” (as hereinafter defined in Section 6(c) hereof) or (ii) divulge to any Person, or use (either by Executive or in connection with any business), any “Trade Secrets” (as hereinafter defined in Section 6(c) hereof) to which Executive may have had access or which had been revealed to Executive during the course of Executive’s employment, unless such disclosure is pursuant to a court order, disclosure in litigation involving the Company or in any reports or applications required by law to be filed with any governmental agency, but only after at least ten (10) days prior written notice to the Company.
     (b) Any interest in patents, patent applications, inventions, copyrights, developments, innovations, methods, processes, analyses, drawings, and reports (collectively, “Inventions”) which Executive may develop during the period Executive is employed under this Agreement (either during regular business hours or otherwise) relating to the fields in which the Company may then be engaged shall belong to the Company; and Executive shall disclose the Inventions to the Company and forthwith upon request of the Company, Executive shall execute all such assignments and other documents and take all such other action as the Company may reasonably request in order to vest in the Company all right, title, and interest in and to the Inventions free and clear of all liens, charges, and encumbrances.

     (c) As used in this Agreement, the term “Confidential Information” shall mean and include all information and data in respect of the Company’s (including its subsidiaries’ and affiliates’) operations, financial condition, products, Trade Secrets, customers and business (including, without limitation, artwork, photographs, specifications, facsimiles, samples, business, marketing or promotional plans, creative written material and information relating to characters, concepts, names, trademarks, tradenames, tradedress and copyrights) which may be communicated to Executive or to which Executive may have access in the course of Executive’s employment by the Company. Notwithstanding the foregoing, the term “Confidential Information” shall not include information which:
(i)	is, at the time of the disclosure, a part of the public domain through no act or omission by Executive; or

(ii)	is hereafter lawfully disclosed to Executive by a third party who or which did not acquire the information under an obligation of confidentiality to or through the Company.
     As used in this Agreement, the term “Trade Secrets” shall mean and include information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. In addition, the term “trade secrets” includes all information protectible as “trade secrets” under applicable law.
     Nothing in this Section 6 shall limit any protection, definition or remedy provided to the Company under any law, statute or legal principle relating to Confidential Information or Trade Secrets.
     (d) Executive agrees that at the time of leaving the employ of the Company Executive will deliver to the Company and not keep or deliver to anyone else any and all notes, notebooks, drawings, memoranda, documents, and in general, any and all material relating to the business of the Company (except Executive’s personal files and records) or relating to any employee, officer, director, agent or representative of the Company.
     7. Restrictive Covenants
(a)	Non-Competition
     Executive hereby agrees and covenants that during the period (“Non-Compete Period”) beginning with the initial commencement of Executive’s employment with the Company (including subsidiaries or affiliates) and ending on the last day of Executive’s employment with the Company, Executive will not, directly or indirectly, engage in or become interested, whether as an owner, principal, agent, stockholder, member, partner, trustee, venturer, lender or other investor, director, officer, employee, consultant or through the agency of any person or entity otherwise in any business or enterprise that at any time during the Non-Compete Period shall be in whole or in substantial part competitive with any material part of the business conducted by the Company, and which for purposes of this Section 7 shall include the Company’s subsidiaries and affiliates; except that ownership of not more than 1% of the outstanding securities of any class of any entity that are listed on a national securities exchange or traded in the over-the-counter market shall not be considered a breach of this Section 7(a).
(b)	No-Raid
     Executive agrees and covenants that for the period commencing on the date hereof and ending one (1) year following the termination of Executive’s employment with the Company (the “Limited Period”), Executive will not (without first obtaining the written permission of the Company), directly or indirectly, divert or attempt to divert from the Company any business of any kind in which the Company or its subsidiaries or affiliates is engaged or is seeking to be engaged.
(c)	Non-Solicitation
     Executive agrees and covenants that during the Limited Period, Executive will not (without first obtaining the written permission of the Company), on his own behalf or on behalf of any third party, directly or indirectly, recruit any then current employee, consultant or independent contractor of the Company, or any individual who has served in any such capacity at any time six (6) months prior thereto, for employment or any other relationship (including but not limited to an independent contractor), or induce or seek to cause such person to terminate his or her employment or independent contractor arrangement with the Company. As used in Sections 7(a), 7(b) and 7(c) hereof, all references to the Company includes the Company’s subsidiaries and affiliates.
(d)	Nondisparagement
     Each of the Company and Executive agree that upon inquiry from any third party regarding the termination of Executive’s employment with the Company, if termination is for reasons other than for Cause, such third party shall be advised that Executive has decided to pursue other opportunities. Each of the Company and Executive represents and agrees that each will not in any way disparage the other (and with respect to the Company, Executive’s agreement hereunder shall also apply to the Company’s current, former and future officers and directors), or make any comments, statements, or communications to the media or to any other third party that may be considered to be derogatory or detrimental to the good name or business reputation of any of the aforementioned parties or entities. Executive agrees that he shall direct all third party inquiries regarding Executive’s employment with the Company to the Company’s Senior Vice President of Human Resources. The provisions of this Section 7(d) shall survive the termination of this Agreement and the execution and delivery of the Release.

(e)	Indemnification
     Executive shall be indemnified by the Company in accordance with the Company’s Bylaws, as same may be amended from time to time. The provisions of this Section 7(e) shall survive the termination of this Agreement and the execution and delivery of the Release.
(f)	Cooperation by Employee
     With respect to any litigation, arbitration, mediation, administrative hearing, or any other dispute resolution process to which the Company is a party or which Executive is a witness at any time during or after the expiration of the Term of this Agreement, Executive agrees to fully cooperate fully with the Company, its attorneys and agents, with respect to any process including but not limited to, interviews, depositions, preparation for testimony, and testifying or otherwise providing evidence at no out of pocket cost to Executive. Executive shall be indemnified by the Company in connection with Executive’s activities pursuant to this Section 7(f), and the provisions of this Section 7(f) shall survive the termination of this Agreement and the execution and delivery of the Release.
     8. Termination
     The following termination provisions and benefits are in lieu of the benefits available under the Company’s written policies and procedures, as amended, and the Company’s Executive Change of Control Plan, as amended and the Company’s Executive Incentive Bonus and Severance Plan, as amended. Executive agrees that his termination provisions shall not be governed by such policies and plans.
     (a) Cause. Notwithstanding the terms of this Agreement, the Company may discharge Executive and terminate this Agreement for cause (“Cause”) in the event (i) of Executive’s willful and repeated refusal, to materially perform his duties hereunder with reasonable diligence, or to follow a lawful directive of the Board commensurate with the Executive’s position, in each such case, after specific written notice and a reasonable opportunity to cure (other than a failure or refusal resulting from Executive’s incapacity), (ii) Executive’s commission of an act involving fraud, embezzlement, or theft against the property or personnel of the Company, (iii) Executive’s engagement in gross reckless conduct that the Company in good faith reasonably determines will have a material adverse affect on the reputation, business, assets, properties, results of operations or financial condition of the Company, (iv) Executive shall be convicted of a felony or shall plead nolo contendere in respect thereof, or (v) Executive engages in any other criminal conduct or act of moral turpitude that is injurious to the Company. As used in this section, the Company includes the Company’s subsidiaries and affiliates. In the event Executive’s employment is terminated pursuant to this Section 8(a), (i) Executive’s Base Salary, Bonus Compensation, participation in the Incentive Plan and all benefits under Section 4 hereof shall cease immediately upon such termination (subject to applicable law, such as pursuant to the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”)), and (ii) the Company shall have no further obligations to Executive except for payment and reimbursement to Executive for any monies due to Executive which right to payment or reimbursement accrued prior to such termination.

     (b) Incapacity. Should Executive become incapacitated to the extent that Executive is unable to perform Executive’s duties pursuant to this Agreement for a period of more than one hundred twenty (120) days (consecutive or non-consecutive) in any twelve (12) month period by reason of illness, disability or other incapacity, the Company may, subject to the requirements of applicable law, terminate this Agreement upon one month’s written notice at any time after said one hundred twenty (120) day period and the Company shall have no further obligations to Executive or his legal representatives except for payment and reimbursement to Executive or his legal representatives for any monies due to Executive which right to payment or reimbursement accrued prior to such discharge.
     (c) Death. This Agreement shall terminate immediately upon the death of Executive, in which case the Company shall have no further obligations to Executive or his legal representatives except for payment and reimbursement to Executive or his legal representatives for any monies due to Executive which right to payment or reimbursement accrued prior to Executive’s death.
     (d) Termination Without Cause. The Company may terminate Executive’s employment with the Company without Cause (as defined in Section 8(a) above), for any reason at any time, upon written notice to Executive, whereupon the Executive shall be entitled to receive (i) all monies due to Executive which right to payment or reimbursement accrued prior to such discharge, and (ii) Base Salary in accordance with the Company’s customary payroll practices for a period of twelve (12) months following the date of such termination. The Company’s payment of any amounts to Executive upon the termination of Executive’s employment without Cause is expressly subject to and contingent upon Executive executing and delivering to the Company at the time of such termination the Release. The provisions of this Section 8(d) shall survive the termination of this Agreement and the execution and delivery of the Release.
     (e) Termination by the Executive for Good Reason. The Executive may terminate his employment under this Agreement at any time for Good Reason by giving written notice to the Company. For purposes of this Section 8(e), “Good Reason” shall mean: (i) a material breach of this Agreement by the Company that is not cured within thirty (30) days after written notice of the breach has been given to the Company by the Executive; (ii) Executive is required to permanently relocate from the Chicago metropolitan area; (iii) a reduction in Executive’s Base Salary as then currently in effect (i.e. inclusive of any increases in the Base Salary as same may have been increased subsequent to the execution hereof in accordance with the provisions of Section 3(a) above); (iv) a material reduction in Executive’s title and position; or (v) Executive is required to directly report to any officer or other executive of the Company other than the Chief Executive Officer or the Board of Directors. In the event of a termination by Executive for Good Reason, Executive shall be entitled to receive (i) all monies due to Executive which right to payment or reimbursement accrued prior to such discharge, and (ii) Base Salary in accordance with the Company’s customary payroll practices for a period of twelve (12) months following the date of such termination. The Company’s payment of any amounts to Executive upon Executive’s termination for Good Reason is expressly subject to and contingent upon Executive executing and delivering to the Company at the time of Executive’s termination for

Good Reason the Release. The provisions of this Section 8(e) shall survive the termination of this Agreement and the execution and delivery of the Release.
     (f) Termination Pursuant to a Change of Control. In the event that (i) the Executive is terminated by the Company without Cause, or Executive terminates the agreement for Good Reason, within nine (9) months after a “Change in Control” (as defined below), or (ii) the Executive is terminated by the Company without Cause, or the Executive terminates the agreement for Good Reason, six (6) months prior to a Change in Control and in connection with or contemplation of a Change in Control by the Company, the Executive shall be entitled to receive (i) all monies due to Executive which right to payment or reimbursement accrued prior to such discharge, (ii) the Executive’s Base Salary paid ratably over a period of twelve (12) months following the date of such termination in accordance with the Company’s customary payroll practices, and (iii) the Executive’s “Applicable Bonus” (as defined below) paid ratably over a period of twelve (12) months following the date of such termination in accordance with the Company’s customary payroll practices. The Company’s payment of any amounts to Executive upon Executive’s termination upon a Change in Control is expressly subject to and contingent upon Executive executing and delivering to the Company the Release. The provisions of this Section 8(f) shall survive the termination of this Agreement and the execution and delivery of the Release.
     For purposes of this Agreement, the term “Change of Control” shall mean any of the following: (a) a transaction or series of transactions which results in the stockholders of Company, immediately prior to any such transaction or series of transactions, failing to beneficially own, immediately after the effective time of such transaction, securities of Company representing more than fifty percent (50%) of the combined voting power of Company’s then outstanding securities necessary to elect a majority of the Company’s directors, (b) Company shall in one transaction or a series of transactions effect a merger, consolidation, or exchange of its securities with any other entity which results in the stockholders of Company immediately before the effective time of such transaction failing to beneficially own, immediately after the effective time of such transaction, securities representing more than fifty percent (50%) of the combined voting power of the merged, combined or new entity’s outstanding securities necessary to elect a majority of the directors of the merged, combined or new entity, or (c) any person or entity, or persons or entities, acquires in a transaction or series of transactions, substantially all the assets of the Company.
     For purposes of this Agreement, the term “Applicable Bonus” shall mean (i) if the Change in Control occurs on or before, or as of, December 31, 2006, the cash bonus paid (or earned, if earned but not actually paid in full) pursuant to the Bonus Compensation payable pursuant to Section 3(b) above, (ii) if the Change in Control occurs subsequent to (and not as of) December 31, 2006, the average of the cash bonuses paid (or earned, if earned but not actually paid in full) to Executive during the immediately preceding two (2) years; and (iii) if the Change in Control occurs subsequent to (and not as of) December 31, 2007, the average of the cash bonuses paid (or earned, if earned but not actually paid in full) to Executive during the immediately preceding three (3) years.

     (g) Termination by the Executive Without Good Reason. The Executive may terminate his employment under this Agreement at any time by giving no less than two (2) weeks’ and no more than six (6) weeks prior written notice to the Company. In the event of such a termination, all obligations of Company hereunder shall cease, except that Executive shall be entitled to the payments and benefits to the extent specified in Section 8(a) hereof through Executive’s actual date of termination. The Company acknowledges and agrees that the Company will not have a claim against the Executive solely related to Executive’s exercise of his right to terminate the Agreement pursuant to this Section 8(g), provided, however, that the foregoing shall not serve as a waiver of any of the Company’s rights under, nor shall it prohibit or prevent the Company from enforcing any other rights it may have against Executive arising out of, or that may arise under or related to, this Agreement.
     (h) Exclusivity of Severance Provisions
     The Change in Control payment contemplated in Section 8(f) and the Severance payment contemplated in Section 8(d) or Section 8(e), are mutually exclusive (i.e. Executive may be entitled to one or the other, but not both).
     9. Violation of Other Agreements
     Executive represents and warrants to the Company that he has no written employment agreement or any other written agreement or other understanding of any nature whatsoever with his employer immediately preceding the entering into of this Agreement (or any other former employer) that would prohibit him from entering this Agreement, or that would in any fashion prevent, prohibit, restrict or hinder Executive or the Company from directly or indirectly soliciting for employment any current or prior employees of his immediately preceding employer, or any other former employer, or that would in any fashion prevent, prohibit, restrict or hinder Executive or the Company from soliciting, directly or indirectly, any current or prior clients or prospects of Executive’s immediately preceding employer or any other former employer. Accordingly, Executive is legally able to enter into this Agreement and accept employment with the Company; that Executive is not prohibited by the terms of any agreement, understanding, law or policy from entering into this Agreement; that the terms hereof will not and do not violate or contravene the terms of any agreement, understanding, law or policy to which Executive is or may be a party, or by which Executive may be bound or subject; and that Executive is under no physical or mental disability that would hinder the performance of Executive’s duties under this Agreement. Executive agrees to indemnify and hold harmless the Company, and its officers, directors and stockholders, with respect to the provisions of this Section 9, which indemnification hereunder shall include, but not be limited to, the reasonable legal fees and disbursements of the Company and its officers, directors and stockholders.
     10. Specific Performance; Damages
     In the event of a breach or threatened breach of the provisions of Section 6 or Section 7 hereof, Executive agrees that the injury which could be suffered by the Company (which for purposes of this Section 10 shall include the Company’s successor-in-interest, subsidiaries and affiliates) would be of a character which could not be fully compensated for solely by a recovery of monetary damages. Accordingly, Executive agrees that in the event of a breach or threatened breach of Section 6 or Section 7 hereof, in addition to and not in lieu of any damages sustained by the Company and any other remedies which the Company may pursue hereunder or under any applicable law, the Company shall have the right to equitable relief, including but not limited to the issuance of a temporary or permanent injunction or restraining order, by any court of competent jurisdiction against the commission or continuance of any such breach or threatened breach, without the necessity of proving any actual damages. In addition to, and not in limitation of the foregoing, Executive understands and confirms that, in the event of a breach or threatened breach of Section 6 or Section 7 hereof, Executive may be held financially liable to the Company for any loss suffered by the Company as a result.
     11. Notices
     Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given in writing and sent, by registered or certified U.S. mail, return receipt requested, by hand, or by overnight courier, addressed to the parties hereto at their addresses set forth above or such other addresses as they may from time-to-time designate by written notice, given in accordance with the terms of this Section, together with copies thereof as follows:
     In the case of the Company, with a copy simultaneously by like means, to:
Grubb & Ellis Company
2215 Sanders Road, Suite 400
Northbrook, IL 60062
Attention: Chief Executive Officer
Notice given as provided in this Section shall be deemed effective: (i) on the date hand delivered, (ii) on the first business day following the sending thereof by overnight courier, and (iii) on the seventh calendar day (or, if it is not a business day, then the next succeeding business day thereafter) after the depositing thereof into the exclusive custody of the U.S. Postal Service.
     12. Waivers
     No waiver by any party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.
     13. Preservation of Intent
     Should any provision of this Agreement be determined by a court having jurisdiction in the premises to be illegal or in conflict with any laws of any state or jurisdiction or otherwise unenforceable, the Company and Executive agree that such provision shall be modified to the extent legally possible so that the intent of this Agreement may be legally carried out.

     14. Entire Agreement
     This Agreement sets forth the entire and only agreement or understanding between the parties relating to the subject matter hereof and supersedes and cancels all previous agreements, negotiations, letters of intent, correspondence, commitments, plans and representations in respect thereof among them, including, without limitation, any prior employment agreement and any special severance agreements and, if applicable, the Company’s Executive Change of Control Plan, and no party shall be bound by any conditions, definitions, warranties or representations with respect to the subject matter of this Agreement except as provided in this Agreement.
     15. Inurement; Assignment
     The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon any successor of the Company or to the business of the Company, subject to the provisions hereof. The Company may assign this Agreement to any person, firm or corporation controlling, controlled by, or under common control with the Company. Neither this Agreement nor any rights or obligations of Executive hereunder shall be transferable or assignable by Executive.
     16. Amendment
     This Agreement may not be amended in any respect except by an instrument in writing signed by the parties hereto.
     17. Headings
     The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.
     18. Counterparts
     This Agreement may be executed in any number of original or facsimile counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.
     19. Governing Law; Disputes
     This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Illinois, without giving reference to principles of conflict of laws. Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement shall be finally determined and settled by arbitration. Arbitration shall be initiated by one party making written demand upon the other party and simultaneously filing the demand together with required fees in the office of the American Arbitration Association in Chicago, Illinois. The arbitration proceeding shall be conducted in Chicago, Illinois by a single arbitrator in accordance with the Expedited Procedures of the Employment Dispute Resolution Rules required by the arbitrator. Except as required by the arbitrator, the parties shall have no obligation to comply with discovery requests made in the arbitration proceeding. The arbitration award shall be a final and binding determination of the dispute and shall be fully enforceable as an arbitration award in any court having jurisdiction and venue over such parties.
Remainder of Page Intentionally Blank

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

/s/ Robert Z. Slaughter
ROBERT Z. SLAUGHTER

GRUBB & ELLIS COMPANY
By:	/s/ Mark E. Rose
Mark E. Rose
Chief Executive Officer